Exhibit 99.1

DREAMWORKS ANIMATION ANNOUNCES DEPARTURE

OF CHIEF FINANCIAL OFFICER

Glendale, California—December 15, 2006—DreamWorks Animation SKG (NYSE: DWA) today announced that Kristina Leslie, the company’s Chief Financial Officer, will be leaving the company. Ms. Leslie will remain in her role through February 2007 to oversee the reporting of the company’s year end results. The company will begin the search for a suitable replacement.

“I have worked with Kris for more than 10 years and her leadership has been instrumental to the success of our company,” stated Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “I am grateful for the guidance and support she has provided from the early stages of creating DreamWorks through our transition into a public company and to a new distribution partner.”

Ms. Leslie assumed the role of Chief Financial Officer for DreamWorks Animation upon taking the company public in October of 2004. Prior to that role, Ms. Leslie was the Chief Financial Officer for DreamWorks Studios. Since joining the studio in 1996, Ms. Leslie oversaw various functions including corporate planning and analysis as well as all financing and banking activities.

“I have had a wonderful career here at DreamWorks and have been blessed with the opportunity to work with some of the brightest and most talented people in the industry,” stated Leslie. “I have accomplished a lot of what I set out to do and think that this is the right time for a transition for both me and the company.”

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. The Company has theatrically released a total of 13 animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge and Flushed Away.

CONTACTS:

Investors:	Media:
Rich Sullivan DreamWorks Animation Investor Relations (818) 695-3900 ir@dreamworksanimation.com	Bob Feldman DreamWorks Animation Corporate Communications (818) 695-6677 befeldman@dreamworksanimation.com